Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to the Registration Statement No. 811-01352 on Form N-1A of Fidelity Devonshire Trust, of our report dated March 15, 2005 appearing in the Annual Report to Shareholders of Spartan Tax-Free Bond Fund for the year ended January 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 30, 2005